EXHIBIT 99.1

UNIVERSAL AMERICAN FINANCIAL CORP. SPECIAL COMMITTEE
REJECTS MANAGEMENT-LED BUYOUT BID

Rye Brook, N.Y. — March 5, 2007 — The Special Committee of the Board of Directors of Universal American Financial Corp. (NASDAQ: UHCO) announced today that it has rejected the management-led proposal to acquire all outstanding shares of Universal American common stock at $18.15 per share as inadequate and not in the best interests of the Company and its stockholders.  The Special Committee reached its conclusion after careful consideration, including a thorough review of Universal American’s business and prospects with its independent financial advisor, Citigroup Global Markets, and its independent legal advisor, Willkie Farr & Gallagher LLP.

Although the Special Committee has rejected the $18.15 management-led bid, it remains in place and, together with its advisors, will be prepared to consider any other proposal that the management-led group or the Company’s Board may present to it for its consideration.

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

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Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACT:	— OR —	INVESTOR RELATIONS COUNSEL:

Robert Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609